UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 20, 2017

WELLS FARGO & COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-2979	No. 41-0449260
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 Montgomery Street, San Francisco, California 94163

(Address of Principal Executive Offices) (Zip Code)

1-866-249-3302

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On February 20, 2017, the board of directors (the “Board”) of Wells Fargo & Company (the “Company”) elected Karen B. Peetz and Ronald L. Sargent to the Company’s Board, effective immediately. As a result of their election, the size of the Company’s Board is 16 directors. Each of Ms. Peetz and Mr. Sargent is considered an independent director under the New York Stock Exchange’s corporate governance listing standards and the Company’s Corporate Governance Guidelines. Ms. Peetz has been appointed to serve on the Board’s Human Resources Committee and Finance Committee. Mr. Sargent has been appointed to serve on the Board’s Human Resources Committee and Governance and Nominating Committee.

Each of Ms. Peetz and Mr. Sargent will receive customary fees and equity awards from the Company for serving as a director in accordance with the Company’s non-employee director compensation program as described in the Company’s 2016 proxy statement filed with the Securities and Exchange Commission on March 16, 2016. Under the non-employee director compensation program, on February 21, 2017, each of Ms. Peetz and Mr. Sargent was automatically granted a stock award under the Company’s Long-Term Incentive Compensation Plan of 773 shares of Company common stock with a fair market value of approximately $45,000 on the date of grant, a portion of which each elected to defer as common stock units under the Company’s director deferral program. The Company stock award and common stock units were fully vested on the date of grant. Additional information regarding equity awards under the non-employee director compensation program and our director deferral program under the Wells Fargo & Company Directors Stock Compensation and Deferral Plan is included in Exhibits 10(q) and 10(f) of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

The Company’s news release (the “News Release”) announcing the election of Ms. Peetz and Mr. Sargent to the Company’s Board is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 5.02.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

99.1	The News Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 23, 2017	WELLS FARGO & COMPANY

	By:	/s/ Anthony R. Augliera
Anthony R. Augliera
Senior Vice President and Secretary

EXHIBIT INDEX

Exhibit No.	Description	Location

99.1	News Release	Filed herewith

4